UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 6, 2006 (December 31, 2005)
Arch Coal, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	1-13105 (Commission File Number)	43-0921172 (IRS Employer Identification Number)
CityPlace One, Suite 300, St. Louis, Missouri 63141
(Address of principal executive offices)
Registrant’s telephone number, including area code: (314) 994-2700
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On December 31, 2005, Arch Coal, Inc. (“Arch” or the “Company”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Magnum Coal Company (“Magnum”). Pursuant to the Purchase Agreement, Arch sold its Hobet 21, Arch of West Virginia, Samples and Campbells Creek mining operations (the “Mining Operations”), and certain related assets and agreements (collectively with the Mining Operations, the “Contributed Properties”), in exchange for approximately $15,000,000, less accrued payroll and incentive compensation and subject to working capital adjustments, and the assumption of certain liabilities. In connection with the closing, Arch established two voluntary employee benefit associations (“VEBAs”) that will provide post-retirement medical benefits to certain former employees of the Mining Operations and contributed $7,500,000 to each VEBA.
The Purchase Agreement contains customary representations and warranties, which are subject to a one year survival period, subject to certain exceptions. Arch’s indemnification obligations for breaches of these representations and warranties are subject to a threshold amount of $7,500,000 and a maximum liability cap of $75,000,000.
Magnum agreed to use its commercially reasonable efforts to facilitate the release of Arch from its obligations under any guarantees provided by Arch with respect to payments under (i) coal mining leases and coal sales agreements, (ii) reclamation bonds, and (iii) certain bonds, letters of credit and guarantees with respect to the Mining Operations and to indemnify Arch and its affiliates, directors, officers, employees and agents for any payments that it makes with respect to these obligations, and for any costs and expenses paid or incurred by Arch associated with these obligations.
The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
In connection with the Purchase Agreement, Arch, or one of its subsidiaries, entered into the following agreements with Magnum:
•	an agreement to provide certain administrative and back office services to Magnum for a limited duration to transition the ownership of the Mining Operations;

•	an agreement providing for Magnum to sell coal to Arch Coal Sales, Inc., a subsidiary of the Company (“Arch Sales”), in order to permit Arch Sales to satisfy its obligations under certain sales contracts that are being transferred to Magnum, pending receipt of consent to the assignment of such contracts, and Magnum to perform certain coal production services on behalf of Arch Sales including sourcing, processing, loading, sampling, analyzing, weighing, scheduling, transporting and delivering such coal as is required of Arch Sales under the particular sales contracts in exchange for a fee equal to the amount paid to Arch Sales under such contracts;

•	a coal mining lease related to certain land in Kanawha County and Clay County, West Virginia, in exchange for royalties on the amount of coal mined from the properties; and

•	a one year option to purchase the land that is the subject of the coal mining lease described above.

In addition, Arch and Magnum from time to time may enter into coal purchase and sale agreements in the ordinary course of their business. Neither the Company nor its affiliates, nor, to the Company’s knowledge, the Company’s directors, officers or their associates has any material relationship with Magnum other than in respect of the transactions described above.
Item 1.02. Termination of a Material Definitive Agreement.
In October 2005, the Company announced that it had signed a definitive agreement (the “Master Contribution Agreement”) with Magnum, ArcLight Energy Partners Fund I, L.P. and Tim Elliott, pursuant to which the Company would contribute the Mining Operations to Magnum in exchange for an ownership interest in Magnum. The Master Contribution Agreement was terminated upon the closing of the transactions under the Purchase Agreement.
Item 2.01. Completion of Acquisition or Disposition of Assets.
The information provided in response to Item 1.01 above is incorporated herein by reference in to Item 2.01.
Item 9.01 Financial Statements and Exhibits.
     (b) Pro Forma Financial Information.
The pro forma financial information required by Item 9.01(b) of Form 8-K is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.
     (d) Exhibits
The following Exhibits are filed with this Current Report on Form 8-K:

10.1	Purchase and Sale Agreement, dated December 31, 2005, by and between Arch Coal, Inc. and Magnum Coal Company

99.1	Unaudited Pro Forma Condensed Consolidated Financial Data for Arch Coal, Inc.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCH COAL, INC.
Date: January 6, 2006	By:	/s/ Robert G. Jones
Robert G. Jones
Vice President - Law, General Counsel and Secretary

Exhibit Index

Exhibit No.	Exhibit
10.1	Purchase and Sale Agreement, dated December 31, 2005, by and between Arch Coal, Inc. and Magnum Coal Company

99.1	Unaudited Pro Forma Condensed Consolidated Financial Data for Arch Coal, Inc.